Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES OFFERING OF $150 MILLION SENIOR NOTES DUE 2012

NEW YORK – (BUSINESS WIRE) – Oct. 14, 2005 – K-Sea Transportation Partners L.P. (NYSE: KSP) and its wholly owned subsidiary, K-Sea Transportation Finance Corporation, announced today that they intend to sell $150 million of senior unsecured notes due 2012 in a private placement.  Subject to acceptable market and interest rate conditions, K-Sea intends to complete the offering by the end of October and to use the net proceeds from the offering to repay approximately $77 million of indebtedness which will be incurred to fund the acquisition of Sea Coast Towing, Inc., which is expected to close next week, to repay certain other indebtedness, and for general partnership purposes.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes will be offered only to qualified institutional buyers under Rule 144A and to non-U.S. persons under Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities.

This press release contains forward looking statements, which include any statements that are not historical facts, such as K-Sea’s expectations regarding the closing of this offering and its intentions with respect to the use of the net proceeds thereof.  These statements involve risks and uncertainties, including, but not limited to, the inability to complete the Sea Coast acquisition, changes in market and interest rates conditions, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of K-Sea’s largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels, failure to comply with the Jones Act, modification, elimination or waiver of the Jones Act and adverse developments in the marine transportation business, and other factors detailed in K-Sea’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development change), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.

CONTACT: K-Sea Transportation Partners L.P

John J. Nicola, 718 720-9306